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                           NEW YORK VENTURE FUND, INC.

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         New York Venture Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of THE State of Maryland that:

         FIRST: The Articles of Incorporation are hereby amended as follows:

                A new Article NINTH is added to read as follows:

         "NINTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages, except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The foregoing shall not be construed to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which such director or officer would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such office."

         SECOND: The Board of Directors of the Corporation on July 7, 1988 duly adopted a resolution setting forth the foregoing amendment, declaring it advisable and directing that the amendment be submitted for consideration by the stockholders of the Corporation at their annual meeting to be held on October 20, 1988.

         THIRD: Upon due notice to all stockholders of record as of the record date for said meeting, the annual stockholder's meeting was held on October 20, 1988. At that meeting said amendment was approved by the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote at said meeting in accordance with Article Eighth of the Articles of Incorporation of the Corporation and the Maryland General Corporation Law.

         IN WITNESS WHEREOF, New York Venture Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman of the Board of Directors and attested by its Secretary on October 20, 1988.


Attest:                                   NEW YORK VENTURE FUND, INC.


                                    By:
---------------------------------        ---------------------------------
Raymond O. Padilla, Secretary            Chairman of the Board of Directors
                                         [signature of Martin H. Proyect]

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         THE UNDERSIGNED, Chairman of the Board of Directors of New York Venture
Funds, Inc. who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the forgoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                             ---------------------------------
                                             Martin H. Proyect